Filed pursuant to Rule 433
Registration No. 333-275345
June 17, 2024

PRICING TERM SHEET

Issuer:	American Electric Power Company, Inc.

Transaction Date:	June 17, 2024

Settlement Date:	June 20, 2024 (T+2)

Designation:	7.050% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures Series A due 2054	6.950% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures Series B due 2054

Principal Amount:	$400,000,000	$600,000,000

Maturity:	December 15, 2054	December 15, 2054

Interest Rate:
(i) from and including the date of original issuance to, but excluding, December 15, 2029 at an annual rate of 7.050% and (ii) from and including December 15, 2029 during each Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 2.750%
(i) from and including the date of original issuance to, but excluding, December 15, 2034 at an annual rate of 6.950% and (ii) from and including December 15, 2034 during each Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 2.675%

Optional Deferral:	Up to 10 consecutive years per deferral	Up to 10 consecutive years per deferral

Interest Payment Dates:	June 15 and December 15	June 15 and December 15

First Interest Payment Date:	December 15, 2024	December 15, 2024

Day Count Convention:	30/360	30/360

Price to Public:	100% of the principal amount thereof	100% of the principal amount thereof

Redemption Terms:
In whole or in part on one or more occasions at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day in the period commencing on the date falling 90 days prior to the first Series A Reset Date and ending on and including the first Series A Reset Date and (ii) after the first Series A Reset Date, on any interest payment date
In whole or in part on one or more occasions at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day in the period commencing on the date falling 90 days prior to the first Series B Reset Date and ending on and including the first Series B Reset Date and (ii) after the first Series B Reset Date, on any interest payment date

Call for Tax Event:	In whole, but not in part, at 100% of the principal amount, plus any accrued and unpaid interest	In whole, but not in part, at 100% of the principal amount, plus any accrued and unpaid interest

Call for Rating Agency Event:	In whole, but not in part, at 102% of the principal amount, plus any accrued and unpaid interest	In whole, but not in part, at 102% of the principal amount, plus any accrued and unpaid interest

CUSIP/ISIN:	025537 AZ4 / US025537AZ40	025537 BA8 / US025537BA89

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Barclays Capital Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
MUFG Securities Americas Inc.
Scotia Capital (USA) Inc.
Credit Agricole Securities (USA) Inc.
CIBC World Markets Corp.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
U.S. Bancorp Investments, Inc.

Ratings*:	Baa3 (Stable) by Moody’s Investors Service, Inc. BBB- (Negative) by S&P Global Ratings, a division of S&P Global Inc. BB+ (Stable) by Fitch Ratings, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc. toll-free at (888) 603-5847, Citigroup Global Markets Inc. toll-free at (800) 831-9146, J.P. Morgan Securities LLC collect at (212) 834-4533, MUFG Securities Americas Inc. toll-free at (877) 649-6848 or Scotia Capital (USA) Inc. toll-free at (800) 372-3930.